EMPLOYMENT CONTRACT



     THIS EMPLOYMENT CONTRACT (the "Agreement"), dated as of the 8th day of December, 1993, is by and between Fairfield Communities, Inc., a Delaware corporation (the "Company"), and Morris E. Meacham ("Executive").

                                WITNESSETH:

     WHEREAS, Executive is Executive Vice President of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

     WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of September 20, 1991, as amended by Amendment Number One dated as of July 30, 1992, (as so amended, the "Old Employment Agreement"); and

     WHEREAS, because of changed circumstances, the Company and Executive desire to enter into this Agreement to replace the Old Employment Agreement and govern the employment relationship of Executive with the Company during the term hereof, effective as of January 1, 1994;

     NOW, THEREFORE, the Company and Executive agree as follows:

     1. Employment. Effective January 1, 1994, the Company agrees to and does hereby employ the Executive to perform the duties of Vice President, Special Projects, of the Company, and Executive accepts such employment, upon the terms and conditions set forth herein.

     2. Term. The term of this Agreement shall be the period commencing on January 1, 1994 and continuing thereafter through December 31, 1996 (the "Term"); provided, however, that at the end of such three year period and each anniversary date thereafter, the Term will automatically be extended for an additional year unless, not later than nine months prior to the end of such three year period or any such anniversary date, as the case may be, the Company or Executive shall have given notice that it or Executive, as the case may be, does not wish to have the Term extended.

     3. Duties and Services. Executive agrees to serve the Company as Vice President, Special Projects, and to devote such working time as is reasonably necessary for the proper performance of the duties and tasks assigned to him by the Chief Executive Officer of the Company. In attending to the business and affairs of the Company, Executive agrees to serve the Company faithfully, diligently and to the best of his ability.

     4. Compensation. As consideration for the services to be rendered hereunder by Executive, the Company agrees to pay Executive, and Executive agrees to accept, payable in accordance with the Company's standard payroll practices for executives, but payable in not less than monthly installments, compensation of One Hundred Twenty Thousand Dollars ($120,000) per annum (the "Salary"). Unless otherwise agreed in writing, the Salary is fixed for the Term of this Agreement.

     5. Incentive Bonus. For each year of the Term, the Board of Directors of the Company may establish a bonus program which includes Executive, upon such terms as the Board may determine to be appropriate. In establishing such terms, the Board and Executive shall in good faith attempt to negotiate bonus terms mutually agreeable to both parties. If no agreement can be reached, however, the decision of the Board will be final.

     6. Warrants. The Company has granted to Executive 10 year stock purchase warrants covering an aggregate of 100,000 shares of the common stock, $.01 par value per share, of the Company or any successor thereto, at an exercise price of $3.00 per share. Such grant of warrants is unaffected by the terms of this Agreement.

     7. Termination for Cause.

     (a) In the event that Executive shall be discharged for "Cause" as provided in Section 7(b), all compensation to Executive pursuant to Section 4 in respect of periods after such discharge shall terminate immediately upon such discharge, and the Company shall have no obligations with respect thereto, nor shall the Company be obligated to pay Executive severance compensation under Section 9.

     (b) For the purposes of this Agreement, "Cause" shall mean that, prior to any termination pursuant to Section 7(a) hereof, Executive shall have committed:

     (i) an intentional act or acts of fraud, embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment for Executive at the expense of the Company; or

     (ii) the continued, repeated, intentional and willful refusal to perform the duties associated with Executive's position with the Company, which is not cured within 15 days following written notice to Executive.

     For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Company then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with his counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination.

     8. Termination Without Cause. Either the Company or Executive may terminate his employment without Cause, but (except with respect to Executive as provided in Section 9(e) hereof) only upon delivery to the other party of a written notice of termination specifying a termination date at least 30 days, but not more than 60 days, after the date of delivery of such notice. Executive may elect to terminate his employment under this
Section 8 at any time prior to receiving the Board resolution described in
Section 7(b) notwithstanding that the Company claims a right to terminate Executive under Section 7(a) and such election by Executive shall be binding on both parties.

     9. Termination Compensation.

     (a) If, during the Term, Executive's employment is terminated (i) for any reason other than (A) pursuant to Section 7(a), (B) by reason of death,
(C) by reason of "Disability" or (D) by notice by Executive pursuant to Sections 8 or 9(e) hereof or (ii) by Executive due to "Constructive Discharge", then Executive shall receive termination pay, payable in cash within five business days of the date of termination, in an amount equal to
(A) $300,000, if Executive's termination date occurs at any time during the period extending from January 1, 1994 through December 30, 1994, (B) $240,000, if Executive's termination date occurs at any time during the period extending from December 31, 1994 through December 30, 1995, (C) $180,000, if Executive's termination date occurs at any time during the period extending from December 31, 1995 through December 30, 1996, and (D) $120,000, if Executive's termination date occurs at any time from and after December 31, 1996.

     (b) For the purposes of this Agreement, "Constructive Discharge" shall mean:

     (i)  any reduction in Salary;

     (ii) a required relocation of Executive of more than 35 miles from Executive's current job location; or

     (iii) any breach of any of the terms of this Agreement by the Company which is not cured within 15 days following written notice thereof by Executive to the Company;

provided, however, that the term "Constructive Discharge" shall not include a specific event described in the preceding clause (i), (ii) or (iii) unless Executive actually terminates his employment with the Company within 60 days after the occurrence of such event.

     (c) The amount of compensation payable pursuant to this Section 9 is not subject to any deduction (except for withholding taxes), reduction, offset or counterclaim, and the Company may not give advance notice of termination in lieu of the payment provided for in this Section 9.

     (d) For purposes of this Agreement, "Disability" shall mean an illness or accident which prevents Executive, for a continuous period lasting six months, from performing the material job duties normally associated with his position.

     (e) If Executive gives notice to the Company, at any time between April 1, 1996 and July 1, 1996, terminating his employment effective as of December 31, 1996, and the other termination provisions of Sections 7 and 9(a) are not then, and do not thereafter (prior to the close of business on December 30, 1996) become, applicable, then he shall be entitled to receive $120,000, payable in cash within five business days following December 31, 1996, as compensation for having agreed to terminate the Old Employment Agreement and enter into this Agreement. The provisions of Sections 9(c), 9(f), 12, 14 and 15 of this Agreement shall apply with respect to such payment, as though such payment constituted termination pay hereunder. Notwithstanding anything to the contrary herein contained, or the circumstances which might exist at the time of Executive's termination of employment hereunder, Executive shall not be entitled to receive both termination pay under Section 9(a) and the payment provided by this Section 9(e), it being understood that in any such circumstance which may arise, the termination pay provisions of Section 9(a) shall control.

     (f) Notwithstanding anything to the contrary contained in this Agreement, if Executive is a "disqualified individual" (as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto) and if any portion of the payments hereunder would be an "excess parachute payment" (as that term is defined in Section 28OG of the Code or any successor provision thereto) but for the application of this sentence, then the amount of such payment otherwise payable to Executive under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payment, as so reduced, constitutes an excess parachute payment, provided, that, any separate compensation arrangements extended to Executive by the Company which involve non-cash compensation shall be reduced first in priority before any reduction in payment hereunder. The Company shall bear responsibility for performing the necessary calculations under this section and shall indemnify Executive, on a grossed-up, after tax (federal, state and local) basis, for any error or omission on the part of the Company which results in additional tax liability to Executive, within five calendar days following determination of the amount of indemnity owed to Executive.

     10. Life Insurance. The Company shall, at its sole expense, obtain and maintain in full force and effect life insurance on Executive's life in an amount equal to $400,000, payable to a beneficiary of Executive's choice.

     11. Other Benefits.

     (a)  Except as expressly provided herein, this Agreement shall not:

     (i) be deemed to limit or affect the right of Executive to receive other forms of additional compensation or to participate in any insurance, retirement, disability, profit-sharing, stock purchase, stock option, stock appreciation rights, cash or stock bonus or other plan or arrangement or in any other benefits now or hereafter provided by the Company or any of the Company's affiliated companies for its employees; or

     (ii) be deemed to be a waiver by Executive of any vested rights which Executive may have or may hereafter acquire under any employee benefit plan or arrangement of the Company or any of the Company's affiliated companies.

     (b) It is contemplated that, in connection with his employment hereunder, Executive may be required to incur reasonable business, entertainment and travel expenses. The Company agrees to reimburse Executive in full for all reasonable and necessary business, entertainment and other related expenses, including travel expenses, incurred or expended by him incident to the performance of his duties hereunder, upon submission by Executive to the Company of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably requested by the Company.

     (c) It is understood and agreed by the Company that during the term of Executive's employment hereunder, he shall be entitled to annual paid vacations (taken consecutively or in segments), the length of which shall be consistent with the effective discharge of Executive's duties and the general customs and practices of the Company applicable to its officers.

     12. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible (a) for Executive to find reasonably comparable employment following the date of termination and (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the termination compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

     13. Confidentiality.

     (a) Recognizing that the knowledge and information about the business methods, systems, plans and policies of the Company and of its affiliated companies which Executive has heretofore and shall hereafter receive, obtain or establish as an employee of the Company or its affiliated companies are valuable and unique assets of the Company and its affiliated companies, Executive agrees that he shall not (otherwise than pursuant to his duties hereunder) disclose, without the written consent of the Company, any confidential knowledge or information pertaining to the Company or its affiliated companies, or their business, personnel or plans, to any person, firm, corporation or other entity, which would result in any material harm or damage to the Company, its business or prospects, for any reason or purpose whatsoever, unless required by law or legal process. In the event Executive is required by law or legal process to provide documents or disclose information, he shall take all reasonable steps to maintain confidentiality of such documents and information including notifying the Company and giving it an opportunity to seek a protective order, at its sole cost and expense.

     (b) The provisions of this Section 13 shall survive the expiration or termination of this Agreement, without regard to the reason therefor, for a period of two years from the earlier of (i) expiration of the Term or (ii) termination of Executive's employment with the Company.

     14. Legal Fees and Expenses. It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive any payments or benefits provided hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing, except only in the event of litigation where the Company and/or any director, officer, stockholder or other person affiliated with the Company who is party to such action fully and finally prevails on all causes of action.

     15. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     16. Successors and Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

     (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and 16(b) hereof and with respect to the Company's obligation to pay legal fees and expenses under Section 14. Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated, except with respect to legal fees and expenses, as and to the extent provided in
Section 14 hereof.

     17. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS or Purolator, addressed to the Company (to the attention of the President and Chief Executive Officer of the Company, with a copy to the General Counsel of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     18. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Arkansas, without giving effect to the principles of conflict of laws of such State.

     19. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     20. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are references to Sections of this Agreement.

     21. Survival of Certain Provisions. Notwithstanding anything herein to the contrary, the obligations of the Company under Sections 9, 11 and 14 of this Agreement, to the extent applicable with respect to rights accrued during the Term of this Agreement, shall remain operative and in full force and effect regardless of the subsequent expiration, for any reason, of the Term.

     22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     23. Warranty. Executive warrants and represents that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

     24. Approval. By executing this Agreement, the Company acknowledges that this Agreement has been reviewed and approved by the Board of Directors of the Company and that no other approvals are required as a condition precedent for this Agreement to become effective, provided that, with respect to the payments provided in Section 9 hereof, no warranty is extended by the Company concerning the effect, if any, of section 18(k)(1) of the Federal Deposit Insurance Act or of any regulations, orders or rules proposed or adopted thereunder with respect to a "golden parachute payment", as defined in such act.

     25. Prior Agreements. Effective immediately prior to 12:00 a.m., January 1, 1994, the Old Employment Agreement shall terminate and be of no further force and effect. This Agreement shall in all respects supersede all previous agreements governing the employment of Executive by the Company and/or providing severance pay benefits (including the Old Employment Agreement), whether written or oral, between Executive and the Company. In the event that Executive or the Company has terminated Executive's employment under the Old Employment Agreement, or given notice of such termination, prior to the effective date of this Agreement, then, notwithstanding anything to the contrary herein contained, this Agreement shall not become effective and the parties' rights, duties and obligations shall be exclusively governed by the Old Employment Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                              FAIRFIELD COMMUNITIES, INC.


                              By: /s/ J. W. McConnell
                                      J. W. McConnell, President


                                  /s/ M. E. Meacham
                                      M. E. Meacham